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                                                                     Exhibit 4.1


THIS NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE (THIS "NOTE") AND THE INDEBTEDNESS EVIDENCED HEREBY, AND THE EXERCISE OF RIGHTS AND REMEDIES HEREUNDER, ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF MARCH 17, 2000, BY AND BETWEEN ING (U.S.) CAPITAL LLC (SUCCESSOR BY MERGER TO ING (U.S.) CAPITAL CORPORATION) AS AGENT, NUON INTERNATIONAL, B.V., AND NORTH COAST ENERGY, INC.

THIS NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE (THIS "NOTE") HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE OR UNLESS THE HOLDER ESTABLISHES TO THE SATISFACTION OF THE MAKER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                   NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE

U.S. $48,500,000
                                                                  March 17, 2000

         FOR VALUE RECEIVED, the undersigned, NORTH COAST ENERGY, INC., a Delaware corporation (hereinafter "Maker"), hereby promises to pay to the order of NUON INTERNATIONAL PROJECTS, B.V., (hereinafter called the "Holder") whose address is Utrechtseweg 68, 6812 AH Arnhem, The Netherlands, the principal sum of Forty-Eight Million Five Hundred Thousand Dollars ($48,500,000), in lawful money of the United States of America, as hereinafter provided.

         1.       INTEREST.

                  (a) Interest hereunder shall accrue on the unpaid principal balance of this Note beginning on the date hereof, and continuing thereafter until the Stated Maturity (as defined below). All accrued and unpaid interest shall be paid by the Maker to Holder semiannually on each [August 31] and [February 28] beginning on [August 31, 2000] until the principal balance due under this Note is paid in full. If the principal balance of this Note is prepaid pursuant to Section 2 hereof, all accrued and unpaid interest shall be paid by the Maker to Holder on the date of such prepayment. The interest rate payable on the principal amount of this Note from time to time outstanding shall be the then Applicable LIBOR Rate as determined on each Interest Determination Date.

                  (b) Interest on the unpaid principal balance shall be computed on a daily basis of 1/360th of the annual rate.



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         2. PAYMENT TERMS. Subject to the rights of acceleration set forth herein, the entire principal balance hereof of Forty-Eight Million Five Hundred Thousand Dollars ($48,500,000), plus all accrued and unpaid interest thereon, shall be payable in a single balloon payment by Maker to the Holder on [February 28, 2015] ("Stated Maturity"). Upon the occurrence of an Event of Default (as defined below), the Holder may, at its option, declare the outstanding principal balance of this Note (and interest, if any) to be immediately due and payable, together with all costs and fees, including reasonable attorneys' fees incurred by the Holder in collecting or enforcement thereof. At any time upon ten (10) days prior written notice to the Holder, this Note may be prepaid by Maker in whole or in part without penalty or premium. Any such permitted prepayment under this Note shall be applied first to accrued and unpaid interest on the principal balance outstanding and then to principal.

         3. DEFINITIONS. As used herein, the following capitalized terms shall have the following meanings:

         (a) "Applicable LIBOR Rate" means the LIBOR Rate PLUS 2.30% per annum.


         (b) "Business Day" shall mean any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

         (c) "Event of Default" means the occurrence of any of the following events (i) failure to pay when due any principal or interest on this Note, or any other sum due hereunder, within five (5) days after the same becomes due;
(ii) upon a breach or default of any covenant of Maker set forth in this Note;
(iii) Maker becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of creditors, or if a trustee or receiver is appointed for Maker or for the major part of its property and is not discharged within sixty (60) days after such appointment; (iv) bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar laws for the relief of debtors, are instituted by or against Maker and, if instituted against Maker, are consented to or are not dismissed within sixty
(60) days after such institution or (v) an Event of Default shall have occurred under that certain Credit Agreement, dated as of February 9, 1998, by and between ING (U.S.) Capital LLC, successor in interest by merger to ING (U.S.) Capital Corporation, as Agent and Lender ("ING"), and the Maker, which Event of Default has not been waived in writing by ING within ten (10) days after the occurrence thereof.

         (d) "LIBOR Rate" means the per annum interest rate equal to the average for the applicable day (rounded upward, if necessary, to the nearest next 1/100 of 1%) of those LIBOR (6 month) rates quoted on the REUTERS SCREEN "LIBOR" page on each September 1 and March 1, as applicable, or the next succeeding Business Day if such rates are not quoted by REUTERS on such date (each an "Interest Determination Date"). If such rate is not available, the LIBOR Rate for purposes of this Note shall be a rate of interest per annum agreed to by the Maker and Holder. The Libor Rate from the date of this Note to the initial Interest Determination Date shall be the per annum interest rate equal to the average (rounded upward if necessary, to the nearest next 1/100 of 1%) of those LIBOR (6 month) rates quoted on the REUTERS SCREEN "LIBOR" page on the date of this Note.



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         4. PAYMENTS. All payments hereunder will be made to the address noted
herein for the Holder, or such other address designated by the Holder for such payments, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, upon presentation hereof for notation of each payment or upon surrender hereof.

         5. JUNIOR LIEN. Maker agrees that its obligations to the Holder under this Note may, at the election of the Holder at any time, be secured by a lien on any or all of the assets of Peake Energy, Inc., which lien shall be subordinated to the liens of ING (other than wells and other property interests that are subject to any Section 29 Tax Credit Agreement with BBD Gas LLC). Maker agrees that if Holder so elects, Maker will execute and deliver such documents, and otherwise take such other action and execute such assignments or other instruments or documents, each as Holder may reasonably request to evidence, perfect or record such junior liens on the assets of Peake Energy, Inc.

         6. INTEREST RATE LIMITATION. Nothing herein contained, nor any transaction related thereto, shall be construed or so operate as to require Maker to pay interest at a greater rate than is now lawful or in such case to contract for, or to make any payment, or to do any act contrary to applicable law. Should any interest or other charges paid by Maker, or parties liable for the payment of this Note, in connection with the indebtedness evidenced by this Note or any other document delivered in connection with this Note, result in the computation or earning of interest in excess of the maximum legal rate of interest that is legally permitted under applicable law, then any and all such excess shall be, and the same hereby is, waived by the Holder, and any and all such excess shall be automatically credited against and in reduction of the balance due under this Note, and the portion of said excess that exceeds the balance due under this Note shall be paid by the Holder to Maker.

         7. NEW SENIOR CREDIT FACILITY. In the event that Maker refinances or replaces its senior credit facility with ING, Maker will endeavor using commercially reasonable efforts to have that new lender repay as much of the principal balance due under this Note as is reasonably possible pursuant to terms which are reasonably acceptable to Maker and Holder. At the time of such repayment, if any, the Maker and Holder may renegotiate the terms of this Note.

         8. GOVERNING LAW AND SEVERABILITY. The provisions of this Note shall be construed according to the laws of the State of New York without regard to conflict of laws principles. If any provision hereof is in conflict with any statute or rule of law of the State of New York or is otherwise unenforceable for any reason whatsoever, then such provision shall be ineffective to the extent of such invalidity, and shall be deemed separable from and shall not invalidate any other provision of this Note.



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         9. BINDING EFFECT. This Note shall be shall be binding upon Maker and
Maker's successors and assigns.


                                          NORTH COAST ENERGY, INC.
                                          ("Maker")

                                          /s/ Omer Yonel
                                          -------------------------------------
                                          Name:  Omer Yonel
                                          Title: Chief Executive Officer
Maker's Address:

North Coast Energy, Inc.
1993 Case Parkway
Twinsburg, Ohio 44087


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ACKNOWLEDGED, CONSENTED AND AGREED,
this 17th day of March, 2000:


NUON INTERNATIONAL PROJECTS, B.V.
as Holder


By: /s/ A. Goedmakers
   -------------------------------
      Name:  A. Goedmakers
      Title: Director



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